Exhibit 99.1

Ondas Holdings Reports First Quarter 2022 Financial and Operational Results

Ondas Holdings Affirms 2022 Financial and Operational Outlook

Ondas Networks Prepares for FullMAX™ Platform Deployment with North American Class I Rails in 900 MHz Network

American Robotics Building Strong Foundation and Demonstrating Value of Drone Platform to Key Customers Ahead of Larger, Potential Fleet Orders

Completes Acquisition of Rail Inspection Analytics Platform, Ardenna, on April 5, 2022

Conference Call Scheduled for Today at 8:30 a.m. ET

Waltham, MA – May 11, 2022 – Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of private wireless, drone and automated data solutions through its wholly owned subsidiaries, Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”), reported financial and operating results for the first quarter ended March 31, 2022.

“The first quarter marked another period of solid progress as we continue to execute on our key priorities and prepare for expected growth in orders and revenue across our business segments in 2022 and beyond,” said Eric Brock, Ondas’ Chairman and CEO. “Our work at Ondas Networks this quarter continued to reflect our transition from market development to platform delivery. We successfully delivered the second launch order to a Class I railroad, while beginning the initial, pre-order field work with an additional Class I railroad and working with contract manufacturers to ensure we are in a strong position to execute on the anticipated purchase orders over the course of the year. At American Robotics, we made notable headway executing on our initial customer installations. We advanced our strategic initiatives, including growing our patent portfolio and establishing critical relationships with vendors to establish a reliable supply chain ahead of our expected growth. We also recently expanded our FAA approvals for automated drone operations at seven additional sites and completed the acquisition of Ardenna, a leading provider of rail infrastructure monitoring solutions, which we believe enhances American Robotics’ ability to penetrate rail markets with our Scout System™.

“As we enter the second half of 2022, we expect to gain traction in the field across all segments. The progress we are making today gives us confidence that we will be able to meet our customers’ expectations and deliver best-in-class, end-to-end technology platforms for mission critical data applications. With a strong balance sheet, industry-leading talent and field-proven products, we remain steadfast in our ability to execute on our growth strategy and, ultimately, deliver long-term shareholder value.”

First Quarter 2022 and Recent Highlights – Ondas Networks

●	Delivered the second 900 MHz launch order from Siemens for a Class I railroad.

●	Commenced field work for a Class I railroad in preparation of an expected substantial 900 MHz order.

●	Qualified and selected contract manufacturers in advance of expected volume purchase orders for the next generation Head-of-Train (“HOT”) locomotive radio jointly developed with Siemens.

●	Constructed and delivered the North American MC-IoT Rail Lab, and commenced the development of use case simulations developed with MxV Rail, the technical standards arm of the Association of American Railroads.

●	Hired rail industry veteran Kevin Nichter as new VP of Product Marketing to help accelerate deployment of FullMAX across the Class I railroads and develop opportunities in Transit markets.

●	Partnering with Siemens at the RSSI Annual C&S Exhibition in Kansas City during the week of May 16th, which the Company expects to generate extensive customer meetings.

●	Obtaining radio certification for ATCS products in Canada to meet demand from Canadian Freight and Transit customers

Stewart Kantor, Ondas Networks Founder and President, commented: “We started 2022 strong at Ondas Networks, carrying the momentum from last year into the first quarter with our team making notable progress on our growth initiatives. We delivered on our previously announced 900 MHz launch order and continued our work with a third Class I railroad in preparation for a substantial 900 MHz launch order. We completed the selection of contract manufacturers in advance of expected volume purchase orders, and we continued to leverage our Rail Lab to facilitate the standardization of major rail communication networks in North America.

“While we continue to execute on deliveries and invest in a foundation suitable for growth, we are also accelerating our business development efforts. During the week of May 16th, we’ll be with Siemens at the annual RSSI exhibition in Kansas City to further showcase our next-gen MC-IoT wireless platform to the Rail industry. We also recently hired Kevin Nichter, a rail industry veteran who brings many years of train operations and communications expertise and relationships in both freight and transit rail markets to look at expanded commercialization opportunities for our platform. Overall, the future is bright at Ondas Networks, and we remain confident in our ability to execute on the upcoming growth opportunities.”

First Quarter 2022 and Recent Highlights – American Robotics

●	Received a purchase order from Chevron Corporation in January 2022; multiple Scout Systems™ have been delivered and installed.

●	Received a purchase order from the Scotts Miracle-Gro Company in April 2022; delivery and installation are set for May 2022.

●	Matured its integration of products with Stockpile Reports and conducted 221 autonomous flights. AR and Stockpile Reports are now preparing for expanded sales and deployments in the second quarter of 2022 and beyond.

●	Announced the milestone receipt of seven additional automated BVLOS site approvals from the FAA to deploy Scout Systems™ on April 26, 2022, bringing the total portfolio to 10 sites across eight U.S. states. These sites correspond to current and pending customer engagements.

●	Announced that it entered into a definitive agreement on March 21, 2022, to acquire the assets of Ardenna, the leading provider of drone-based image processing and machine learning software solutions for rail infrastructure monitoring and inspections, expanding the Company’s data analytics capability in the strategically important global Rail market. The acquisition was completed on April 5, 2022.

●	Granted two new patents related to autonomous drone operations, bringing the total AR patent portfolio to four granted, six pending patent applications in the U.S., and six international pending patent applications.

●	Established critical relationships with vendors and manufacturing partners to establish a reliable supply chain and manufacturing pipeline for 2022 and beyond.

●	Announced the appointment of American Robotics’ CEO Reese Mozer to the Board of the Commercial Drone Alliance (CDA), joining Amazon, Google Wing, and other industry leaders.

●	Concluded its responsibilities on the FAA BVLOS Aviation Rulemaking Committee (ARC), resulting the completion and submission of the BVLOS ARC Final Report.

●	Named aviation regulatory specialist, Tracy Lamb, as Senior Advisor of Regulatory Affairs & Safety, and drone industry veteran, Gretchen West, as Senior Advisor of Business Development.

●	Took delivery of eight additional Scout Systems and ordered 26. AR is expecting several new customer announcements in the coming quarters.

●	Set to open new American Robotics and Ondas Holdings office headquarters in June 2022.

Reese Mozer, CEO and Co-Founder of American Robotics commented: “Our work to scale our business and add world-class talent at American Robotics is beginning to pay off as we ramp up our manufacturing and deployment efforts this year. During the quarter, we continued building a culture of safety, quality and reliability, while also working with Fortune 100 customers to prove demonstrated safety of our drones in the field. We also made progress in our business development efforts to expand our growing customer pipeline, including setting up larger, multi-year partnerships with our oil and gas customers and capitalizing on synergies within the rail sector given our acquisition of Ardenna this quarter.

“We are confident in our position within the commercial drone industry and firmly believe in the strategy we’ve laid out to succeed. With over 50 employees now at AR, including industry experts in key leadership positions, our entire team is eager to continue executing and meeting the growing demands of our current and future customers. We are just starting to see the tip of the iceberg in terms of what our platform can achieve at scale, and we look forward to delivering upon those expectations.”

First Quarter 2022 Financial Results

Revenues were $0.4 million for the three months ended March 31, 2022, compared to $1.2 million for the three months ended March 31, 2021. The decline in revenue was primarily a result of the prior-year period having higher revenue from development agreements, offset by an increase in revenue generated from products and maintenance, service, support and subscriptions compared to the prior-year period.

Gross profit was $0.1 million for the three months ended March 31, 2022, compared to $0.6 million for the three months ended March 31, 2021. The decrease in gross profit was a result of the decline in development revenues. Gross margin was 29.8% for the three months ended March 31, 2022, compared to 52.3% for the three months ended March 31, 2021.

Operating expenses increased to $10.1 million for the three months ended March 31, 2022, as compared to $3.5 million in three months ended March 31, 2021. The rise in operating expenses was primarily due to the acquisition of American Robotics, including increases in compensation expense, depreciation and amortization and research and development expenses.

The Company realized an operating loss of $10.0 million for the three months ended March 31, 2022, as compared to $2.9 million for the three months ended March 31, 2021. Operating loss grew primarily as a result of the aforementioned increase in operating expenses and decline in revenues. Net loss was $9.9 million for the three months ended March 31, 2022, as compared to a net loss of $3.1 million for the three months ended March 31, 2021.

The Company held cash and cash equivalents of $32.1 million as of March 31, 2022, as compared to $40.8 million as of December 31, 2021. The decline in cash and cash equivalents is primarily a result of ongoing investments in both segments to prepare for growth.

Reaffirmed Financial and Operational Outlook for 2022

Ondas is reaffirming its financial and operational outlook for 2022. Ongoing investments in market expansion and deeper penetration of select verticals are expected to support commercial adoption of Ondas Networks’ FullMAX wireless platform and additional installations of AR’s Scout System™ in 2022.

Ondas Networks will continue to focus on the greenfield 900 MHz network with North American Class I Rails. Ondas Networks expects bookings and revenue growth to accelerate as the Company moves through the year with a target of $20 million in product bookings in 2022. In addition, Ondas Networks expects to add an additional $3.5 million in product development programs with its partners in 2022. In the second quarter of 2022, Ondas Networks intends to continue building product inventory and increasing internal human resources to meet an expected increase in product demand for both North American Rail and International markets.

Also, the Company expects American Robotics to secure and announce additional franchise customers for the Scout System™ in 2022. Throughout 2022, AR will continue to build inventory to meet this customer demand. In parallel, American Robotics will continue to invest in and scale its field service operations to create capacity to handle expanded drone deployments with existing customers and to support new customer activity. Scout System™ deployments will focus on a select group of blue-chip customers in the oil & gas, mining, bulk materials, and rail sectors in the coming quarters. AR is targeting 30 Scout Systems™ installed by year end 2022 allocated to 10 customer accounts, and its objective is to secure one or more customer reorders to begin fleet expansion. In parallel, American Robotics will continue to invest in data analytics products targeted at these customers and their respective markets.

The Company’s cash operating expenses are expected to be approximately $7.0 – $7.5 million in the second quarter and may trend up over the course of 2022. Cash operating expenses exclude non-cash expenses, such as stock-based compensation and amortization of intangible assets and goodwill.

The Company expects bookings and revenue growth to fluctuate from quarter-to-quarter given the timing of development activity in front of the targeted commercial rollout for the Rail 900 MHz network, the multiple development projects planned with Siemens Mobility and the integration and scaling of American Robotics business.

Earnings Conference Call & Audio Webcast Details

An earnings conference call is scheduled for today (May 11, 2022) at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). Investors may access a live webcast of the earnings conference call via the “News / Events” page of the Company’s Investor Relations website at https://ir.ondas.com. Following the presentation, a replay of the webcast will be available for 30 days in the same location of the Company’s website.

Live Listen Only Webcast	Webcast Here
Participant Dial In (toll free)	844-883-3907
Participant Dial In (International)	412-317-5798
Participant Call Pre-Registration	Pre-Register Here

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless, drone and automated data solutions through its wholly owned subsidiaries Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”). Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. American Robotics designs, develops, and markets industrial drone solutions for rugged, real-world environments. AR’s Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a “drone-in-a-box” turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the Federal Aviation Administration for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. Ondas Networks and American Robotics together provide users in rail, agriculture, utilities and critical infrastructure markets with improved connectivity and data collection capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to our outlook for 2022. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Company Contact:

Derek Reisfield, President and CFO

Ondas Holdings Inc.

888-350-9994 x1019

ir@ondas.com

Investor Relations Contact:

Cody Cree and Matt Glover

Gateway Group, Inc.

949-574-3860

ONDS@gatewayir.com

ONDAS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$32,060,661	$40,815,123
Accounts receivable, net	474,471	1,213,195
Inventory, net	1,305,603	1,178,345
Other current assets	1,877,756	1,449,610
Total current assets	35,718,491	44,656,273

Property and equipment, net	2,545,577	1,031,999

Other Assets:
Goodwill	45,026,583	45,026,583
Intangible assets, net	24,323,246	25,169,489
Long-term equity investment	500,000	500,000
Lease deposits	218,206	218,206
Operating lease right of use assets	3,635,416	836,025
Total other assets	73,703,451	71,750,303
Total assets	$111,967,519	$117,438,575

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$2,397,898	$2,411,085
Operating lease liabilities	861,978	550,525
Accrued expenses and other current liabilities	1,742,467	1,149,907
Deferred revenue	341,469	512,397
Total current liabilities	5,343,812	4,623,914

Long-Term Liabilities:
Notes payable	$300,000	$300,000
Accrued interest	39,899	40,152
Operating lease liabilities, net of current	2,732,980	241,677
Total long-term liabilities	3,072,879	581,829
Total liabilities	8,416,691	5,205,743

Commitments and Contingencies

Stockholders’ Equity

Preferred stock - par value $0.0001; 5,000,000 shares authorized at March 31, 2022 and December 31, 2021, respectively, and none issued or outstanding at March 31, 2022 and December 31, 2021, respectively	-	-
Preferred stock, Series A - par value $0.0001; 5,000,000 shares authorized at March 31, 2022 and December 31, 2021, respectively, and none issued or outstanding at March 31, 2022 and December 31, 2021, respectively	-	-
Common stock - par value $0.0001; 116,666,667 shares authorized; 40,990,604 issued and outstanding at March 31, 2022 and December 31, 2021, respectively	4,099	4,099
Additional paid in capital	193,830,517	192,502,122
Accumulated deficit	(90,283,788)	(80,273,389)
Total stockholders’ equity	103,550,828	112,232,832
Total liabilities and stockholders’ equity	$111,967,519	$117,438,575

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021

Revenues, net	$410,198	$1,164,764
Cost of goods sold	287,932	555,350
Gross profit	122,266	609,414

Operating expenses:
General and administration	5,524,717	2,408,854
Sales and marketing	681,663	187,372
Research and development	3,907,219	894,576
Total operating expenses	10,113,599	3,490,802

Operating loss	-9,991,333	-2,881,388

Other income (expense)
Other expense	(4,392)	(34,176)
Interest income	-	32
Interest expense	(14,674)	(222,587)
Total other expense	(19,066)	(256,731)

Loss before provision for income taxes	(10,010,399)	(3,138,119)

Provision for income taxes	-	-

Net loss	(10,010,399)	(3,138,119)

Net loss per share - basic and diluted	$(0.24)	$(0.12)

Weighted average number of common shares outstanding, basic and diluted	40,990,604	26,672,040

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,010,399)	$(3,138,119)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	39,634	25,142
Amortization of deferred financing costs	-	60,797
Amortization of intangible assets	855,326	12,750
Amortization of right of use asset	168,895	51,065
Loss on Intellectual Property	-	34,178
Stock-based compensation	1,328,395	1,348,462
Changes in operating assets and liabilities:
Accounts receivable	738,724	28,419
Inventory	(127,258)	(142)
Other current assets	(377,284)	(374,452)
Accounts payable	(13,187)	(433,400)
Deferred revenue	(170,928)	(108,851)
Operating lease liability	(126,155)	(56,168)
Accrued expenses and other current liabilities	592,307	(515,880)
Net cash flows used in operating activities	(7,101,930)	(3,066,199)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(9,083)	-
Purchase of equipment	(1,553,212)	(58,281)
Security deposit	-	(90,000)
Net cash flows used in investing activities	(1,562,295)	(148,281)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of warrants	-	1,279,892
Payments for deferred offering costs	(90,237)	(99,958)
Net cash flows provided by financing activities	(90,237)	1,179,934

Decrease in cash and cash equivalents	(8,754,462)	(2,034,546)
Cash and cash equivalents, beginning of period	40,815,123	26,060,733
Cash and cash equivalents, end of period	$32,060,661	$24,026,187

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$4,003	$11,705
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Forgiveness of accrued officers salary	$-	$135,103
Operating leases right-of-use assets obtained in exchange for lease liabilities	$2,928,911	$-